Exhibit 21.1

List of Subsidiaries of Suzano S.A.

Subsidiaries	Country of Incorporation

Asapir Produção Florestal e Comércio Ltda.	Brazil
Bahia Produtos de Madeira S.A.	Brazil
Celluforce Inc..	Canada
Ensyn Corporation	U.S.
F&E Participações do Brasil Ltda.	Brazil
F&E Technologies, LLC	U.S.
F&E Tecnologia do Brasil S.A.	Brazil
Fibria Celulose (U.S.A.), Inc..	U.S.
Suzano Canada Inc..	Canada
Suzano International Trade GmbH	Austria
Fibria Overseas Finance Ltd	Cayman Islands
Fibria Overseas Holding Ltd	Hungary
Fibria Terminais Portuários S.A.	Brazil
Fibria Terminal de Celulose de Santos SPE S.A.	Brazil
Suzano Trading International	Hungary
Portocel — Terminal Especializado de Barra do Riacho S.A.	Brazil
Projetos Especiais e Investimentos Ltda.	Brazil
Spinnova Oy	Finland
Veracel Celulose S.A.	Brazil
WOP — Wood Participações Ltda.	Brazil
AGFA — Comércio, Adminstração e Participações Ltda.	Brazil
Comercial e Agricola Paineiras Ltda.	Brazil
FACEPA Fábrica de Papel da Amazônia S.A.	Brazil
Futuragene Brasil Tecnologia Ltda.	Brazil
Ibema Companhia Brasileira de Papel	Brazil
Itacel - Terminal de Celulose de Itaqui S.A.	Brazil
Maxcel Empreendimentos e Participações S.A.	Brazil
Mucuri Energética S.A.	Brazil
Ondurman Empreendimentos Imobiliarios Ltda.	Brazil
Paineiras Logística e Transportes Ltda	Brazil
STENFAR S.A. Ind. Com. Imp. y Exp.	Argentina
Suzano Austria GmbH	Austria
Suzano Luxemburg	Luxembourg
Suzano Pulp and Paper America, Inc..	U.S.
Suzano Pulp and Paper Europe S.A.	Switzerland
Suzano Trading Ltd.	Cayman Islands
Futuragene Ltd	United Kingdom
Futuragene Hong Kong Ltd.	Hong Kong
Futuragene Inc.	U.S.
Futuragene Delawere Inc.	U.S.
Futuragene Biotechnology (Shangai) Company Ltd.	China
Gansu Futuragene Biotech Co. Ltd.	China
Futuragene AgriDev (Xinjiang) Company Ltd.	China
Futuragene Israel Ltd.	Israel